Exhibit 10.1

AMENDMENT NO. 1 TO
FIFTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF CENTENNIAL RESOURCE PRODUCTION, LLC

This Amendment No. 1 (this “Amendment”) to the Fifth Amended and Restated Limited Liability Company Agreement of Centennial Resource Production, LLC (the “Company”), dated as of October 11, 2016 (the “Agreement”), is entered into as of December 28, 2016 by the Company and Centennial Resource Development, Inc., a Delaware corporation and sole manager of the Company (the “Corporation” or, in its capacity as the sole manager of the Company, the “Manager”).  Capitalized terms used but not defined herein have the meaning given such terms in the Agreement.

WHEREAS, in connection with the closing of the transactions contemplated by those certain Subscription Agreements, dated as of December 22, 2016, by and between the Corporation and each of Riverstone VI Centennial QB Holdings, L.P., a Delaware limited partnership, Riverstone Non-ECI USRPI AIV, L.P., a Delaware limited partnership, and REL US Centennial Holdings, LLC, a Delaware limited liability company (collectively, the “Riverstone Entities”), on the date hereof, the Corporation has issued to the Riverstone Entities (i) 3,473,590 shares of the Corporation’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), and (ii) 104,400 shares of the Corporation’s Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), which Series B Preferred Stock is convertible into shares of Class A Common Stock on a 250-to-1 basis and has the other powers, preferences and rights set forth in that certain Certificate of Designation of Series B Preferred Stock of Centennial Resource Development, Inc., dated as of the date hereof, in exchange for gross proceeds of approximately $430 million (the “Riverstone Proceeds”);

WHEREAS, in connection with the closing of the transactions contemplated by those certain Subscription Agreements, each dated as of December 2, 2016, by and between the Corporation and certain investors named therein (collectively, the “Investors”), on the date hereof, the Corporation has issued to such Investors an aggregate of 33,012,380 shares of Class A Common Stock, in exchange for gross proceeds of approximately $480 million (the “PIPE Proceeds”);

WHEREAS, under Section 3.04(a) of the Agreement, if the Corporation issues a share of its Class A Common Stock or any other Equity Securities of the Corporation, (i) the Company shall issue to the Corporation one Common Unit (if the Corporation issues a share of Class A Common Stock), or such other Equity Security of the Company (if the Corporation issues any other Equity Security) corresponding to the Equity Security issued by the Corporation, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Security of the Corporation and (ii) the net proceeds received by the Corporation with respect to the corresponding share of Class A Common Stock or other Equity Security shall be concurrently contributed by the Corporation to the Company as a Capital Contribution;

WHEREAS, under Section 16.03 of the Agreement, the Manager, acting alone, may amend the Agreement to reflect the issuance of additional Common Units or Equity Securities in accordance with Section 3.04 of the Agreement; and

WHEREAS, the Manager desires to amend the Agreement to (i) provide for the issuance of (x) 36,485,970 additional Common Units and (y) 104,400 Series B Preferred Units (as defined herein) to the Corporation and (ii) reflect the contribution by the Corporation of the Riverstone Proceeds and the PIPE Proceeds to the Company as a Capital Contribution, in each case in accordance with Section 3.04 of the Agreement.

NOW, THEREFORE, the Company and the Manager hereby enter into this Amendment to provide as follows:

Section 1.                                           Amendments.

(a)                                 Article I of the Agreement is hereby amended to include the following definitions in the appropriate alphabetical order:

“Amendment No. 1 Effective Date” means December 28, 2016.

“Conversion Date” means the date on which the Corporation’s Series B Preferred Stock convert into the Conversion Shares in accordance with Section 8 of the Series B Certificate of Designation.

“Conversion Shares” means the number of shares of Class A Common Stock issued by the Corporation upon the conversion of the Corporation’s Series B Preferred Stock in accordance with Section 8 of the Series B Certificate of Designation.

“Redemption Price” has the meaning set forth in the Series B Certificate of Designation.

“Series B Certificate of Designation” means that certain Certificate of Designation of Series B Preferred Stock of Centennial Resource Development, Inc., dated as of the date hereof, as the same may be amended or supplemented from time to time.

“Series B Liquidation Preference Amount” means $0.0001.

“Series B Preferred Stock” means the Series B Preferred Stock, par value $0.0001 per share, of the Corporation.

“Series B Preferred Unit” means a Unit representing a fractional part of the Company Interests of the Members and having the rights and obligations specified with respect to the Series B Preferred Units in this Agreement.

(b)                                 Section 3.03 of the Agreement is hereby amended by (i) changing the heading thereof to “Recapitalization; Warrants; the Corporation’s Purchase of Common Units; the Corporation’s Additional Capital Contributions” and (ii) adding a new clause (d) at the end thereof as follows:

“(d)                           The Corporation’s Additional Capital Contributions.  Pursuant to Section 3.04(a), on the Amendment No. 1 Effective Date, the Corporation contributed to the Company cash in the aggregate amount of $910,000,003.80 in exchange for 36,485,970 Common Units and 104,400 Series B Preferred Units.  The parties hereto acknowledge and agree that such contribution by the Corporation will result in a “revaluation of partnership property” and corresponding adjustments to Capital Account balances as described in Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations.

(c)                                  Article III of the Agreement is hereby amended by adding a new Section 3.12 at the end thereof as follows:

“Section 3.12                       Establishment of Series B Preferred Units.

(a)                                 General.  The Company hereby designates and creates a class of Equity Securities to be designated as “Series B Preferred Units,” initially consisting of a total of 104,400 Series B Preferred Units to be issued to the Corporation.

(b)                                 Rights of Series B Preferred Units.  The Series B Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i)                                     Maturity.  Except as provided in Section 3.12(b)(vi), the Series B Preferred Units shall be perpetual.

(ii)                                  Voting.  Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series B Preferred Units shall have no voting rights, except as set forth in this Section 3.12(b)(ii) or as required by law. The affirmative vote of Members holding a majority of the Series B Preferred Units then outstanding, voting as a separate class, shall be required to approve any amendment, alteration or repeal of any provision of this Agreement that adversely affects the rights, preferences, privileges or voting powers of the Series B Preferred Units. With respect to any matter on which the holders of Series B Preferred Units are entitled to vote, each Series B Preferred Unit shall be entitled to one vote on such matter.

(iii)                               Distributions.  Notwithstanding anything to the contrary in this Agreement, no preferred distributions shall be declared or paid on the Series B Preferred Units; however, holders of the Series B Preferred Units shall be entitled to participate in any Distributions paid by the Company in accordance with Section 4.01.

(iv)                              Transfer of Series B Preferred Units.  No holder of Series B Preferred Units may Transfer any interest in any Series B Preferred Units, except Transfers pursuant to and in accordance with Section 10.02.

(v)                                 Conversion.  On the Conversion Date, the Series B Preferred Units shall automatically convert into a number of Common Units equal to the number of Conversion Shares issued by the Corporation, and the Manager shall promptly amend Schedule 1 to reflect such conversion pursuant to this Section 3.12(b)(v).

(vi)                              Redemption.  If the Corporation elects to redeem all (but not less than all) of the shares of Series B Preferred Stock in accordance with Section 9 of the Series B Certificate of Designation, then substantially simultaneously with such redemption, the Company shall redeem from the Corporation all (but not less than all) of the Series B Preferred Units by payment of immediately available funds equal to the Redemption Price.  In the event that the Corporation shall default in the payment of the Redemption Price, the Company shall not be required to redeem the Series B Preferred Units until such time as the Corporation shall redeem the shares of Series B Preferred Stock so called for redemption.

(d)                                 Section 14.02 of the Agreement shall be amended and restated in its entirety as follows:

“Section 14.02  Liquidation and Termination.  On dissolution of the Company, the Manager shall act as liquidator or may appoint one or more Persons as liquidator.  The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act.  The costs of liquidation shall be borne as a Company expense.  Until final distribution, the liquidators shall continue to operate the Company properties with all of the power and authority of the Manager.  The steps to be accomplished by the liquidators are as follows:

(a)                                 as promptly as possible after dissolution and again after final liquidation, the liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b)                                 the liquidators shall cause the notice described in the Delaware Act to be mailed to each known creditor of and claimant against the Company in the manner described thereunder;

(c)                                  the liquidators shall pay, satisfy or discharge from Company funds, or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine): first, all expenses incurred in liquidation; and second, all of the debts, liabilities and obligations of the Company; and

(d)                                 all remaining assets of the Company shall be distributed by the end of the Taxable Year during which the liquidation of the Company occurs (or, if later, by ninety (90) days after the date of the liquidation) as follows: (i) first, to the holders of the Series B Preferred Units on a pro rata basis until the holders of such Series B Preferred Units receive, in respect of each Series B Preferred Unit held by them, the Series B Liquidation Preference Amount and (ii) second, to the Members in accordance with Article IV.  The distribution of cash and/or property to the Members in accordance with the provisions of this Section 14.02 and Section 14.03 below constitutes a complete return to the Members of their Capital Contributions, a complete distribution to the Members of their interest in the Company and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Delaware Act.  To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.”

(e)                                  Schedule 1 to the Agreement shall be amended and restated in its entirety and replaced with Schedule 1 to this Amendment.

Section 2.                                           Binding Effect; Intended Beneficiaries.  This Amendment shall be binding upon and inure to the benefit of the Company, the Members and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 3.                                           Counterparts. This Amendment may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 4.                                           Applicable Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  Any dispute relating hereto shall be heard in the state or federal courts of the State of Delaware, and the parties agree to jurisdiction and venue therein.

Section 5.                                           Effectiveness.  Except as hereby amended, the Agreement shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed or caused to be executed on its behalf this Amendment No. 1 to Fifth Amended and Restated Limited Liability Company Agreement as of the date first written above.

COMPANY:

CENTENNIAL RESOURCE PRODUCTION, LLC

By:	/s/ George S. Glyphis
Name: George S. Glyphis
Title: Chief Financial Officer

MANAGER:

CENTENNIAL RESOURCE DEVELOPMENT, INC.

By:	/s/ Mark G. Papa
Name: Mark G. Papa
Title: Chief Executive Officer

[Signature Page to Amendment No. 1 to

Fifth Amended and Restated Limited Liability Company Agreement]

SCHEDULE 1*

SCHEDULE OF MEMBERS

Member	Common Units	Series B Preferred Units	Percentage Interest	Contribution Closing Capital Account Balance	Additional Cash Capital Contributions	Additional Non- Cash Capital Contributions	Capital Accounts
Centennial Resource Development, Inc.	200,835,049	104,400	91.2965%	$1,510,610,887.95	$910,000,003.80	—	**
Centennial Resource Development, LLC	12,227,062	—	5.5553%	$112,964,942.88	—	—	**
NGP Centennial Follow-On LLC	2,681,961	—	1.2185%	$32,576,828.94	—	—	**
Celero Energy Company, LP	4,246,898	—	1.9296%	$39,236,783.94	—	—	**

* This Schedule of Members shall be updated from time to time to reflect any adjustment with respect to any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Common Units or other Equity Securities, or to reflect any additional issuances of Common Units or Equity Securities pursuant to this Agreement.

** Schedule of Members to be updated as soon as practicable after the date hereof to include the Capital Accounts of the Members.